EXHIBIT 99.2

Amplify Energy Corp.

2017 Non-Employee Directors Compensation Plan

RSU Award Agreement

This RSU Award Agreement (this “Agreement”) is made by and between Amplify Energy Corp., a Delaware corporation (the “Company”), and [                ] (the “Participant”), effective as of [                ].

RECITALS

WHEREAS, the Company has adopted the Amplify Energy Corp. 2017 Non-Employee Directors Compensation Plan (as may be amended from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Board has authorized and approved the grant of an Award of RSUs to the Participant that will provide the Participant the opportunity to receive Shares upon the settlement of the RSUs on the terms and conditions set forth in the Plan and this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of RSU Award. The Company hereby grants to the Participant [ ] RSUs (the “RSUs”), on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan.

2.	Vesting of RSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the RSUs shall vest as follows:

(a)	General. Except as otherwise provided in this Section 2, the RSUs shall vest according to the following schedule, subject to the Participant’s continued service on the Board through each applicable vesting date:

Vesting Date	Cumulative Vested Percentage
[ ]	33 1/3%
[ ]	66 2/3%
[ ]	100%

(b)	Termination without Cause; Disability; Death. If the Participant’s service on the Board terminates due to (i) removal from office (other than under circumstances that would constitute Cause) or (ii) death or Disability, all unvested RSUs shall fully vest upon such termination date.

“Cause” means the Participant’s (i) commission of, conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving moral turpitude; (ii) engaging in conduct that constitutes fraud, gross negligence or willful misconduct in connection with his or her duties or responsibilities; (iii) contravention, in any material respect, of specific lawful directions related to a material duty or responsibility; (iv) act that constitutes embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain or enrichment at the expense of the Company or its affiliates; or (v) continued failure to comply with a material policy of the Company or its affiliates after receiving notice of failure to comply.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)	Forfeiture. Any unvested RSUs will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s service on the Board for any reason (other than as set forth in Section 2(b)).

3.	Dividend Equivalent Rights. Each RSU is granted together with dividend equivalent rights, which dividend equivalent rights will be accumulated and deemed reinvested in additional RSUs, which will be subject to the same vesting and forfeiture provisions as the RSUs granted pursuant to Section 1. Any payments made pursuant to dividend equivalent rights will be paid on the date of settlement as set forth in Section 4.

4.	Settlement. Promptly following the vesting date of the RSUs (but no later than 30 days following such vesting date), the Company shall deliver to the Participant (or the Participant’s legal representatives of the estate of the Participant) a number of Shares equal to the aggregate number of RSUs that vested as of such date. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares. The Company may deliver such Shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the RSUs, registered in the name of the Participant.

5.	Adjustment of Shares. In the event of any change with respect to the outstanding Shares contemplated by Section 5(d) of the Plan, the RSUs may be adjusted in accordance with Section 5(d) of the Plan.

6.	Miscellaneous Provisions.

(a)

Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Board may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)	Rights of a Shareholder of the Company. Prior to settlement of the RSUs in Shares, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the RSUs.

(c)	Transfer Restrictions. The Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are listed, any applicable Federal or state laws and any agreement with, or policy of, the Company or the Board to which the Participant is a party or subject, and the Board may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)	Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(e)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(h)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(i)	Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(k)	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, if applicable.

(l)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term or provision of the Plan will govern and prevail.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this RSU Award Agreement as of the dates set forth below.

PARTICIPANT	AMPLIFY ENERGY CORP.

Name:	By:

Date:	Title:

Date:

[Signature Page – RSU Award Agreement]